EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Acorda Therapeutics, Inc. for the registration of the resale of 9,598,979 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2019, with respect to the consolidated financial statements of Acorda Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Acorda Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Hartford, Connecticut

January 15, 2020